SCHEDULE 14A INFORMATION
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United Community Financial Corp.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2009
VOTING RIGHTS
ELECTION OF DIRECTORS
INCUMBENT DIRECTORS
BOARD MEETINGS, COMMITTEES AND COMPENSATION
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
PEER GROUP
COMPENSATION COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS
OWNERSHIP OF UCFC SHARES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
SELECTION OF AUDITORS
AUDIT FEES
PROPOSALS OF SHAREHOLDERS, COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND OTHER MATTERS

UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2009 Annual Meeting of Shareholders of UCFC will be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 23, 2009, at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1. To re-elect two directors of UCFC for terms expiring in 2012;

2. To ratify the selection of Crowe Horwath LLP as the auditors of UCFC for the current fiscal year; and

3. To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 6, 2009, will be entitled to vote at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING MAY BE ASSURED. Submitting a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

By Order of the Board of Directors

Douglas M. McKay
Chairman of the Board and
Chief Executive Officer

Youngstown, Ohio
March 19, 2009

United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

PROXY STATEMENT

PROXIES

The Board of Directors of United Community Financial Corp., an Ohio corporation, is soliciting the enclosed proxy for use at the 2009 Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 23, 2009, at 10:00 a.m., Eastern Time, and at any adjournments thereof (Annual Meeting).

Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

“FOR” the re-election of Douglas M. McKay and Donald J. Varner as directors of UCFC for terms expiring in 2012; and

“FOR” the ratification of the selection of Crowe Horwath LLP as the auditors of UCFC for the current fiscal year.

Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of UCFC at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to UCFC at the above address prior to the Annual Meeting, or (c) attending the Annual Meeting and voting in person. Proxies may be solicited by the directors, officers and other employees of UCFC and The Home Savings and Loan Company of Youngstown, Ohio, a wholly-owned subsidiary of UCFC (Home Savings), in person or by telephone, telecopy, telegraph or mail, only for use at the Annual Meeting. All solicitation costs will be borne by UCFC.

In some cases, UCFC has multiple shareholders of record at a single address. UCFC sends a single annual report and proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or proxy statement, you may request it by writing to the Secretary of UCFC at the above address or calling (330) 742-0500. If you wish to discontinue householding entirely, you may contact Registrar and Transfer Company by telephone at 1-800-368-5948, by e-mail at info@rtco.com, or by written instructions sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Registrar and Transfer as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

This proxy statement is first being mailed to the shareholders of UCFC on or about March 26, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2009

The Proxy Statement, Form 10-K for the year ended December 31, 2008, and the 2008 Annual Report to shareholders are available at http://www.cfpproxy.com/4576.

VOTING RIGHTS

Only shareholders of record as of the close of business on March 6, 2009, are entitled to vote at the Annual Meeting. As of the Voting Record Date, there were 30,897,825 votes entitled to be cast at the Annual Meeting. Each share is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

Shares represented by properly executed proxies returned to UCFC prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters or are not marked at all. “Broker non-votes” are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under the applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine.

Those shares represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting that do not specify how shares should be voted will be voted FOR the Board’s nominees and FOR the ratification of the selection of Crowe Horwath, unless the proxy represents a broker non-vote.

Directors are elected by a plurality of the votes cast with a quorum present. No shareholder may cumulate votes in the election of directors. The affirmative vote of the holders of a majority of the shares of UCFC represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Crowe Horwath as the auditors of UCFC for the current fiscal year.

ELECTION OF DIRECTORS

The Board of Directors has nominated the following directors for re-election for terms expiring in 2012:

			Director of
Name	Age	Positions Held	UCFC Since

Douglas M. McKay	61	Director, Chairman of the Board and CEO	1998
Donald J. Varner	77	Director	2007

Douglas M. McKay.  Mr. McKay joined Home Savings in 1971. Mr. McKay has been the Chairman of the UCFC Board and CEO of UCFC since 1998. He also served as President of UCFC from 1998 until January 2007. Since 1995, Mr. McKay has served as CEO and Chairman of the Board of Home Savings and, from 1996 until March 2000, also served as President of Home Savings. Mr. McKay also is a director of Butler Wick Corp., a wholly-owned subsidiary of UCFC and the sole shareholder of Butler Wick Trust Company.

Donald J. Varner.  Mr. Varner, an attorney, was UCFC’s Secretary from 1998 until his retirement in 2004 and a Senior Vice President of Home Savings from 1995 until his retirement in 2004. Prior to that time, Mr. Varner served as Home Savings’ Vice President and Corporate Counsel from 1976 to 1995. Mr. Varner also serves as a director of Home Savings and Butler Wick Corp.

The UCFC Board of Directors currently has two vacancies. These vacancies were created by the resignation of Thomas J. Cavalier on December 31, 2008, upon the sale of Butler Wick & Co., Inc. by Butler Wick Corp. to Stifel Financial Corp., and the retirement of David G. Lodge on March 1, 2009. Had Mr. Cavalier not resigned, he would have been up for re-election by shareholders at the Annual Meeting. Mr. Lodge’s term would have expired at next year’s annual meeting of shareholders.

The Board of Directors has decided to fill these vacancies and is in the process of searching for qualified candidates. A Director who is elected by the Board to fill the vacancy created by Mr. Cavalier’s resignation will have a term expiring at the Annual Shareholders’ Meeting in 2012. Likewise, a candidate elected to the Board to fill the vacancy created by Mr. Lodge’s retirement will have a term expiring at next year’s Annual Shareholders’ Meeting in 2010.

If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute as the Board of Directors recommends.

In accordance with UCFC’s Code of Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors in a written nomination received by the Secretary of UCFC by the 60th day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. If the annual meeting for the election of directors in any year is not held on or before the 31st day following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of the annual meeting. Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of UCFC owned either beneficially or of record by each nominee and the length of time the UCFC shares have been so owned. No nominations were received from any shareholders of UCFC for the Annual Meeting.

UCFC has adopted Corporate Governance Guidelines. These Guidelines provide, among other things, that a director must retire at the first annual meeting of shareholders after he or she reaches the age of 75. However, existing directors over the age of 70 as of January 2009, when the Guidelines were adopted, may remain a director for a period of five years from the date of the adoption. Then, the director must retire at the first annual meeting of shareholders following the fifth anniversary of the adoption of the Guidelines. The Guidelines also provide that a Director’s fees will be used to acquire UCFC common shares until the Director owns at least 1,000 shares. Then, the fees will be paid directly to the director.

UCFC encourages all directors to attend the annual meeting of shareholders and all of UCFC’s directors attended the 2008 Annual Meeting of Shareholders.

INCUMBENT DIRECTORS

The following directors will continue to serve after the Annual Meeting for the terms indicated:

			Director of	Term
Name	Age	Positions Held	UCFC Since	Expiring In

Eugenia C. Atkinson	66	Director	2005	2010
Clarence R. Smith, Jr.	80	Director	2005	2010
Richard J. Buoncore	52	Director	2007	2011
Richard J. Schiraldi	54	Director	2002	2011
David C. Sweet	69	Director	2004	2011

Eugenia C. Atkinson.  Mrs. Atkinson was the Executive Director of Youngstown Metropolitan Housing Authority from 2000 until her retirement in 2007. Mrs. Atkinson also serves as a director of Home Savings and Butler Wick Corp.

Clarence R. Smith, Jr.  Mr. Smith serves as Chairman of S-P Company and Subsidiaries located in Columbiana, Ohio, a position he has held since 1971. S-P Company is the holding company for Compco Industries, which is a metal stamping and manufacturing company. Mr. Smith also serves as a director of Home Savings and Butler Wick Corp.

Richard J. Buoncore.  Mr. Buoncore is a Certified Public Accountant and a managing partner of MAI Wealth Advisors, LLC, Cleveland, Ohio, a position he has held since December 2006. Previously, Mr. Buoncore was Managing Partner of BC Investment Partners LLC, which merged into MAI Wealth Advisors, a position he had held since 2005. From 1999 until 2005, he was the Chief Executive Officer of Victory Capital Management, Cleveland, Ohio, and served as its President and Chief Operating Officer from 1995 until 1999. Mr. Buoncore was elected by the UCFC Board of Directors in January 2007 to fill the vacancy created by the retirement of Herbert F. Schuler, Sr. Mr. Buoncore also serves as a director of Home Savings and Butler Wick Corp.

Richard J. Schiraldi.  Mr. Schiraldi is a Certified Public Accountant and has been a partner at Cohen & Company, Certified Public Accountants, Youngstown, Ohio, since 1990. Mr. Schiraldi served as Director of Tax Operations at Cohen from 1983 until 2003. Mr. Schiraldi also serves as a director of Home Savings and Butler Wick Corp.

David C. Sweet.  Dr. Sweet is the President of Youngstown State University, a position he has held since July 2000. Dr. Sweet also serves as a director of Home Savings.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

The Board of Directors has determined that Messrs. Buoncore, Schiraldi, Smith, Sweet and Varner and Mrs. Atkinson are each considered “independent” as set forth in (a) Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, (b) Securities and Exchange Commission Rule 10A-3(b) (17CFR 240.10A-3(b)), and (c) Rule 4200(a) of the National Association of Securities Dealers, Inc.

The Board of Directors of UCFC met eight times for regularly scheduled meetings and eight times for special meetings during 2008. The Board of Directors of UCFC has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Compliance Committee. The Charters of the Audit Committee, Compensation Committee and the Nominating and Governance Committee are available at www.ucfconline.com.

The Audit Committee of UCFC is responsible for overseeing UCFC’s accounting and internal auditing functions and controls, as well as engaging an independent registered public accounting firm to audit UCFC’s financial statements and internal control over financial reporting. The current members of the Audit Committee are Mrs. Atkinson, Messrs. Schiraldi, Chairman, and Buoncore and Dr. Sweet, all of whom are considered “independent” under the listing standards of Nasdaq. The Board of Directors has determined that Messrs. Schiraldi and Buoncore qualify as financial experts. The Audit Committee met fourteen times during 2008.

The Compensation Committee of UCFC has the primary responsibility to assist the Board in discharging its responsibilities relating to the compensation of the Company’s Named Executive Officers. The Committee annually recommends the compensation package for the Named Executive Officers to the Board of Directors for its approval. From time to time, the Committee invites certain members of management to attend meetings to discuss the performance of the Company and other matters affecting the compensation of each of the Named Executive Officers. Mr. McKay and Mr. Bevack make recommendations to the Committee regarding base salary, incentive compensation and performance targets for each of the Named Executive Officers. Neither Mr. McKay nor Mr. Bevack makes recommendations to the Compensation Committee regarding their own compensation. The current members of the Compensation Committee, all of who are independent, are Mrs. Atkinson and Messrs. Buoncore and Smith. The Compensation Committee met fourteen times during 2008, but three of those meetings were considered by the Committee to be a “continuation” of the prior meeting, and no fee was paid to members.

The Nominating and Governance Committee of UCFC is responsible for receiving and evaluating recommendations for potential Board members from directors and shareholders, recommending to the Board of Directors a slate of director nominees to be elected by shareholders and overseeing governance matters affecting officers and directors of UCFC and its subsidiaries. In selecting nominees, the Nominating and Governance Committee considers the skills and experience desired in a director, such as community involvement, business development expertise and financial expertise. Any nominee for election to the Board of Directors should possess the highest personal values, judgment and integrity and have an understanding of the regulatory and policy environment in which UCFC operates. The Nominating and Governance Committee evaluates nominations properly submitted by shareholders on the same basis that it considers nominations submitted by directors. No director nominations were received from shareholders for the Annual Meeting. The current members of the Nominating and Governance Committee, all of whom are independent, are Mrs. Atkinson, Chairwoman, Messrs. Buoncore, Schiraldi, Smith and Varner and Dr. Sweet. The Nominating and Governance Committee met five times during 2008.

The Compliance Committee of UCFC and Home Savings is responsible for overseeing compliance with the Orders to Cease and Desist entered into in August 2008 by UCFC with the Office of Thrift Supervision and by Home Savings with the Federal Deposit Insurance Corporation and the Ohio Department of Commerce, Division of Financial Institutions. The current members of the Compliance Committee, all of whom are independent, are Mrs. Atkinson, Dr. Sweet, Chairman, and Messrs. Buoncore, Schiraldi, Smith and Varner.

Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which he or she serves.

DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Total
Name	($)	($)

Eugenia C. Atkinson	$37,000	$37,000
Richard J. Buoncore	32,200	32,200
Richard J. Schiraldi	33,200	33,200
Clarence R. Smith, Jr.	32,400	32,400
David C. Sweet	30,200	30,200
Donald J. Varner	36,000	36,000

Because they are or were employees of UCFC and its subsidiaries during 2008, Mr. Thomas J. Cavalier, Mr. David G. Lodge, and Mr. Douglas M. McKay’s director fees are included in the “All Other Compensation” column of the Summary Compensation Table. As further described below under “Compensation, Discussion and Analysis” the Board of Directors determined that employee directors would no longer be paid a retainer or fees for service on the Board.

Each independent director of UCFC who is also a director of Home Savings receives a $10,000 retainer from Home Savings, and each independent UCFC director who is not a Home Savings director receives a $10,000 retainer from UCFC. Each independent director also receives a fee of $400 per UCFC or Home Savings board meeting attended, and in general, each independent director receives a fee of $400 per committee meeting attended if he/she is a committee member, or $600 per committee meeting attended if he/she is the committee chairperson. Neither the retainer nor per meeting fee has been increased by the Board since the Company’s formation in 1998. Additionally, in 2008, the Board of Directors determined that it would only pay one fee to Directors for simultaneous meetings of both the UCFC and Home Savings Board, and that Directors would not be compensated for attendance at brief Board or committee meetings (less than thirty minutes) or for a meeting considered by the Board or applicable committee to be a continuation of a previous meeting.

EXECUTIVE OFFICERS

The following information is supplied for certain executive officers of UCFC and Home Savings who do not serve on UCFC’s Board of Directors:

Name	Age	Position Held

Patrick W. Bevack	62	Director, President and COO of Home Savings
James R. Reske	45	CFO and Treasurer of UCFC and Home Savings

Patrick W. Bevack.  Mr. Bevack was appointed President and Chief Operating Officer of Home Savings in January 2007. Previously, Mr. Bevack was Executive Vice President, Chief Financial Officer and Treasurer of Home Savings, positions he had held since June 2003. Mr. Bevack joined Home Savings in June 2000 and served as Senior Vice President of Mortgage Lending until June 2003. Prior to joining Home Savings, he was Executive Vice President and Assistant Secretary of Metropolitan Bank and Trust. Mr. Bevack also serves as a Director of Home Savings.

James R. Reske.  Mr. Reske was hired as CFO and Treasurer of both UCFC and Home Savings in May of 2008. Prior to joining UCFC, Mr. Reske was employed by KeyBanc Capital Markets, Inc. from 2002 to May of 2008. While there, he focused on providing strategic advice to community banks and thrifts in the Midwest regarding capital structure, acquisitions, raising capital and financial management.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The compensation philosophy of UCFC and Home Savings generally is to establish a competitive base salary targeted to approximate the median base salary of UCFC’s peer group, which is discussed further below. The variable awards, comprised of an annual cash bonus and equity compensation, are designed to result in total direct compensation to Named Executive Officers that (i) approximate peer median levels for overall financial performance at median levels, (ii) approximate peer 75th percentile compensation levels for overall financial performance at peer 75th percentile levels and (iii) approximate peer 25th percentile compensation levels for overall financial performance at peer 25th percentile levels. The board and committee has further determined that no annual cash bonuses will be paid to Named Executive Officers unless UCFC reports positive net income.

Compensation Objectives

UCFC’s executive compensation program for 2008 was intended to achieve the following primary objectives:

•	Drive performance relative to UCFC’s financial goals;

•	Align executives’ interests with those of shareholders;

•	Attract and retain highly-qualified executives and maintain a stable executive management group; and

•	Place a significant portion of total compensation at risk, contingent on UCFC performance.

UCFC has employment agreements with each of the Named Executive Officers. These agreements are described under the headings “Employment Agreements” and “Termination and Change of Control Payments” below.

Role of the Compensation Committee and Management

The Compensation Committee has the primary responsibility to assist the Board in discharging the Board’s responsibilities relating to the compensation of UCFC’s Named Executive Officers. The Compensation Committee is responsible for recommending to the Board of Directors for its approval on an annual basis the compensation package for each of the Named Executive Officers.

As of the date of this proxy statement, the Compensation Committee members are Mrs. Atkinson, Mr. Buoncore, Chairman, and Mr. Smith. From time to time, the Compensation Committee invites other Board members and certain members of management to attend the Committee meetings, including Mr. McKay, the Chief Executive Officer, Mr. Bevack, the President and Chief Operating Officer of Home Savings, and Mr. Reske, the Chief Financial Officer, to discuss the performance of UCFC and other matters affecting the compensation of each of the Named Executive Officers. Mr. McKay makes recommendations to the Committee regarding base salary, incentive compensation and performance targets for bonuses for Mr. Bevack and, along with Mr. Bevack, each of the other Named Executive Officers. Neither Mr. McKay nor Mr. Bevack makes recommendations to the Compensation Committee regarding their own compensation. The Compensation Committee discusses with Mr. McKay matters affecting UCFC’s performance relative to bonus targets, but all decisions regarding his compensation are made in executive session of the Committee or the Board, without his presence.

Occasionally, other executives may attend a Committee meeting to provide pertinent financial, tax, accounting or operational information. Executives in attendance may provide their insights and suggestions, but they do not vote on decisions regarding executive compensation.

Compensation Components

UCFC’s executive compensation program included the following components in 2008:

•	Salary — fixed base pay that reflects each executive’s position, individual performance, experience and expertise;

•	Annual Cash Incentive — pay that varies based on UCFC and individual performance against annual business objectives and comparison to the Company’s peer group;

•	Long Term Equity Incentive — awards of equity based compensation that vary depending on UCFC and individual performance against business objectives, the desire to retain highly-qualified executives and comparison to UCFC’s peer group; and

•	Other Compensation — perquisites consistent with past practice, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

Salary.  UCFC pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities and past and potential contribution to UCFC. The compensation philosophy generally is to pay Named Executive Officers cash salaries at or around the median of the UCFC’s peer group. As discussed further below, the Compensation Committee has developed a peer group to compare compensation of Named Executive Officers to the performance of UCFC measured against performance of the peer group. However, the peer group for benchmarking was not developed as of the date UCFC established the cash salaries of Named Executive Officers for 2008.

The Compensation Committee determined that given the actual performance of UCFC during 2007 and the failure to meet targeted results, no increase in cash salaries should be made in 2008 for any of the Named Executive Officers.

Mr. Cavalier’s compensation is established separately because of the nature of Butler Wick. Mr. Cavalier entered into an employment agreement with Butler Wick on August 12, 1999, the terms of which are discussed under “Employment Agreements” and “Termination and Change of Control Payments” below. Mr. Cavalier’s employment agreement is reviewed annually by the Compensation Committee of Butler Wick, of which Mr. McKay is Chairman. The Compensation Committee has not increased Mr. Cavalier’s base salary as set forth in his employment agreement since 2003.

In May of 2008, UCFC and Home Savings hired Mr. Reske as its new Chief Financial Officer and Treasurer. The Compensation Committee met on multiple occasions with Mr. McKay to discuss and negotiate an appropriate salary for Mr. Reske. In determining an appropriate salary, the Compensation Committee considered Mr. Reske’s qualifications and professional experience, the salary paid to the Company’s former Chief Financial Officer and the recommendations of Mr. McKay. The Compensation Committee determined that Mr. Reske’s base salary should be set at $180,000 per year, prorated for the first year beginning on his date of hire. Additionally, the Compensation Committee agreed to pay Mr. Reske a guaranteed bonus of $30,000. The Compensation Committee agreed to the guaranteed bonus to give Mr. Reske additional incentive to join UCFC despite the economic and regulatory uncertainties facing the Company and because Mr. Reske forfeited his incentive compensation earned for 2008 from his prior employer.

The Named Executive Officers’ 2008 base salaries are set forth in the “Salary” column of the Summary Compensation Table.

Annual Cash Bonus.  Named Executive Officers other than Mr. Cavalier historically have received an annual cash bonus that was based primarily on the net income of Home Savings on an unconsolidated basis. The Compensation Committee met many times during 2008 to discuss and consider a short-term incentive program.

The Compensation Committee recognized the concerted effort management made throughout 2008 to meet the requirements of the Orders. The Compensation Committee engaged an independent third-party consultant, Austin Associates LLC, to review all aspects of compensation of the Named Executive Officers, including a possible short-term incentive program. Based upon the recommendations of Austin Associates and other factors, the Compensation Committee determined that rewarding the Named Executive Officers for compliance with the Orders was inappropriate and that any cash bonus should be based solely on UCFC’s financial performance. Because UCFC and Home Savings consented to Orders to Cease and Desist and failed to earn any income in 2008, the Compensation Committee and the Board determined that no bonuses should be paid to Named Executive Officers for 2008, except the amount previously agreed to be paid to Mr. Reske.

Mr. Cavalier received a bonus in connection with the acquisition of Butler Wick & Co., Inc. by Stifel Financial Corp. The decision to pay Mr. Cavalier this bonus was made by Stifel, but UCFC and Butler Wick Corp. agreed with Stifel to expense the bonus prior to the closing of the transaction. Although the bonus appears in the “Bonus” column of the Summary Compensation Table and was accrued by Butler Wick & Co., Inc. prior to year-end and the closing, it was or is to be paid by Stifel after the transaction closed as part of the negotiations between UCFC and Stifel. UCFC has no other obligations towards any employees of Butler Wick & Co., Inc.

Long-Term Equity Compensation.  Named Executive Officers participate in UCFC’s long-term incentive plans approved by shareholders: the 1999 Plan and the 2007 Plan. Long-term equity compensation is intended to align executive’s interests with those of shareholders, attract and retain highly-qualified executives and maintain a stable executive management group. Based upon the issuance of the Orders to Cease and Desist and UCFC’s performance for 2008, and considering the awards made in February 2008, the Compensation Committee and the Board determined that no equity award would be issued for 2008.

Other Compensation.  Named Executive Officers participate in UCFC’s broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs. Perquisites for the Named Executive Officers other than Mr. Cavalier may consist of use of a company car or a car allowance and for some Named Executive Officers, fees for country club memberships. Mr. Cavalier participates in a non-qualified deferred compensation plan, which is discussed under the “2007 Non-qualified Deferred Compensation Table” below.

Messrs. McKay, Lodge and Bevack also served on the Company’s or Home Savings’ Board of Directors. Prior to October 1, 2008, they received a retainer and fees for attendance at Board meetings. The Board of Directors determined that employee directors will no longer receive a retainer or fees for serving on the Board.

As a result of the resignation of Patrick A. Kelly, UCFC’s and Home Savings’ former Chief Financial Officer, UCFC contractually became obligated to pay Mr. Kelly $530,824.00, which is the amount of his salary for the remainder of the term of his contract, plus his prior year’s bonus, in accordance with the terms and conditions of his contract. Although neither UCFC nor the Compensation Committee could adjust that amount pursuant to the terms of the contract, payment of the separation pay became subject to regulatory approval upon issuance of the Home Savings’ Order to Cease and Desist. The FDIC advised Home Savings that it would only authorize separation pay for two years in the amount of $375,942.00, which UCFC agreed to pay in a discounted lump sum equal to $364,684.32. This amount is included under the “All Other Compensation” column of the Summary Compensation Table.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Named Executive Officers in a taxable year. All of the compensation UCFC paid in 2008 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of UCFC.

Future Compensation

The Compensation Committee has approved a peer group to use as a benchmark for purposes of setting future base salaries of, and awarding cash bonuses and equity-based compensation to, the Named Executive Officers for 2008. As discussed above, the Compensation Committee engaged Austin Associates to review the peer group, develop a long-term incentive plan, develop a short-term incentive plan for 2009 and evaluate overall compensation of the Named Executive Officers and senior officers, including base salary, bonus and equity based compensation and all other forms of compensation.

Working with the previously approved peer group and based upon its independent analysis, based upon several factors including size and geographic location, Austin Associates recommended the following group of nineteen companies as a peer group:

PEER GROUP

Company Name (Ticker)	Company Name (Ticker)

S&T Bancorp, Inc. (STBA)	1st Source Corporation (SRCE)
First Merchants Corporation (FRME)	Chemical Financial Corporation (CHFC)
First Financial Bancorp (FFBC)	Integra Bank Corporation (IBNK)
First Place Financial Corp. (FPFC)	Independent Bank Corporation (IBCP)
Old Second Bancorp (OSBC)	MainSource Financial Group, Inc. (MSFG)
First Financial Corporation (THFF)	Lakeland Financial Corporation (LKFN)
Mercantile Bank Corporation (MBWM)	Macatawa Bank Corporation (MCBC)
Citizens First Bancorp, Inc. (CTZN)	ESB Financial Corporation (ESBF)
First Defiance Financial Corp. (FDEF)	Peoples Bancorp, Inc. (PEBO)
Parkvale Financial Corporation (PVSA)

Austin Associate studied the executive compensation practices of each of the companies in the Peer Group and provided a report to the Compensation Committee regarding the analysis. The Peer Group analysis will enable the Compensation Committee, Board of Directors and management to assess UCFC’s practices against banking industry peers when making future compensation decisions. The Compensation Committee intends to utilize a peer group for benchmarking each year and will annually review the Peer Group to identify any necessary changes to its composition.

Effective March 1, 2009, Mr. Lodge retired from service as an employee and director of UCFC and Home Savings. Based upon circumstances unique to Mr. Lodge’s retirement, UCFC contractually became obligated to pay Mr. Lodge the balance of his contract through the end of 2010, or twenty-two (22) months of his base salary, plus his prior year’s bonus. The Compensation Committee and the Board authorized Mr. McKay to negotiate an amount of separation pay with Mr. Lodge. As a result of that negotiation, Mr. Lodge agreed to accept sixteen (16) months of separation pay and forego his prior year’s bonus, or $350,784.70. Under the terms of the contract, Mr. Lodge would have been entitled to receive $529,777.16. In accordance with applicable law and regulation and the Orders to Cease and Desist, the Company and Home Savings have applied to regulators to pay Mr. Lodge this amount.

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis with executive management. On March 18, 2008, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement for the fiscal year ended December 31, 2008.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Richard J. Buoncore, Chairman	Eugenia C. Atkinson	Clarence R. Smith, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents certain information regarding the compensation earned by Mr. McKay, Mr. Reske and Mr. Kelly and the three highest compensated executive officers of UCFC and its subsidiaries who received cash and cash equivalent compensation in excess of $100,000 from UCFC or one of its subsidiaries for services rendered during 2008:

Summary Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
				Incentive Plan	Compensation	All Other
		Salary	Bonus	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)

Douglas M. McKay	2008	$381,843	—	—	—	$27,577	$409,420
Chairman and CEO, UCFC	2007	381,843	—	$96,379	—	48,734	526,956
	2006	367,157	—	275,368	—	68,612	711,137
Patrick W. Bevack	2008	256,552	—	—	—	39,612	296,164
President and COO,	2007	234,248	—	51,638	—	50,165	336,051
Home Savings	2006	196,716	$29,507	118,030	—	58,299	402,552
James R. Reske	2008	107,308	30,000	—	—	5,809	143,117
Treasurer and CFO, UCFC and Home Savings
Thomas J. Cavalier	2008	274,147	1,746,257	—	$(91,825)	30,056	1,958,635
Chairman and CEO,	2007	295,864	426,026	—	4,842	38,042	764,774
Butler Wick(3)	2006	301,313	181,152	—	1,447	21,698	505,610
Patrick A. Kelly	2008	87,479	—	—	—	378,749	466,228
Frmr. Treasurer and	2007	187,971	—	35,587	—	45,473	269,031
CFO, UCFC and Home	2006	182,496	18,249	100,373	—	58,377	359,495
Savings(4)
David G. Lodge	2008	260,583	—	—	—	50,239	310,822
Frmr. President, COO	2007	260,583	—	48,701	—	55,742	365,026
and Director, UCFC(5)	2006	272,454	—	139,146	—	86,398	497,998

(1)	The values represent the annual cash bonus earned in fiscal 2008 and paid in 2009.

(2)	Represents the earnings on his deferred compensation under the Butler Wick Defined Compensation Plan.

(3)	On December 31, 2008, UCFC sold Butler Wick & Co., Inc., a wholly-owned subsidiary of Butler Wick Corp., to Stifel Financial Corp. Mr. Cavalier remains an officer of Butler Wick & Co., Inc., which is now owned by Stifel Financial Corp. In connection with the sale of Butler Wick & Co., Inc., Mr. Cavalier resigned as a Director and Chairman, Chief Executive Officer and President of Butler Wick Corp., which remains a wholly-owned subsidiary of the Company.

(4)	Mr. Kelly resigned effective May 14, 2008.

(5)	Mr. Lodge retired effective March 1, 2009.

The amounts listed in the “All Other Compensation” column include the following(1):

		Value of
	401(k)	ESOP	Profit		Club		Expense	Director
Name	Match	Allocation	Sharing	Severance	Dues	Other	Allowance	Fees	Total

Douglas M. McKay	$788	$2,886	—	—	$7,207	$2,796	—	$13,900	$27,577
Patrick W. Bevack	6,900	2,886	—	—	14,029	2,297	—	13,500	39,612
Thomas J. Cavalier	3,450	—	$6,726	—	—	—	7,980	11,900	30,056
Patrick A. Kelly(2)	3,691	—	—	$364,684	3,187	186	—	7,000	378,749
David G. Lodge	6,900	2,886	—	—	25,257	2,496	—	12,700	50,239

(1)	Officers perquisite and personal benefits that do not exceed $10,000 have been excluded from this table.

(2)	Patrick A. Kelly resigned from UCFC and Home Savings in May 2008, and the amount of his severance pay is further described in the Compensation Discussion and Analysis set forth above.

Employment Agreements

Home Savings has employment agreements with each of Mr. McKay, Mr. Bevack and Mr. Reske. Each of the Employment Agreements has a term ending on December 31, 2010. Each agreement is terminable by Home Savings at any time. Each of the executives’ rights upon termination is discussed under “Termination and Change of Control Payments” below.

Outstanding Equity Awards at December 31, 2008

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised
	Options	Option Exercise
	(#)	Price	Option Expiration
Name	Exercisable	($)	Date

Douglas M. McKay	14,749	$6.779	3/23/2010
	15,445	6.475	3/22/2011
	140,582	7.198	3/20/2012
	140,582	8.726	3/19/2013
	140,582	12.383	3/17/2014
	73,133	5.885	2/27/2018
David G. Lodge(1)	68,448	7.198	3/20/2012
	82,340	8.726	3/19/2013
	82,339	12.383	3/17/2014
	31,533	5.885	2/27/2018
Thomas J. Cavalier	6,127	6.779	3/31/2009
	6,213	6.475	3/31/2009
	5,465	7.198	3/31/2009
	6,492	8.726	3/31/2009
	6,737	12.383	3/31/2009
Patrick W. Bevack	33,324	7.198	3/20/2012
	53,914	8.726	3/19/2013
	53,913	12.383	3/17/2014
	31,421	5.885	2/27/2018

(1)	Pursuant to Mr. Lodge’s retirement on March 1, 2009, all options listed above for Mr. Lodge will expire on February 28, 2010.

All of the options were 100% vested on the date of grant. None of the Named Executive Officers exercised options during 2008.

2008 Non-qualified Deferred Compensation Table

	Executive	Aggregate	Aggregate
	Contributions in	Earnings in Last	Balance at Last
Name	Last Fiscal Year	Fiscal Year	Fiscal Year End

Thomas J. Cavalier	$176,890	$(91,825)	$208,949

Mr. Cavalier is a participant in the Butler Wick Deferred Compensation Plan under which he may elect to defer annually until his retirement up to 80% of his salary and commissions, and 100% of his bonus. The plan provides a variety of mutual funds into which deferrals may be invested at Mr. Cavalier’s election, including a money market fund, an intermediate bond fund and various equity funds. The earnings that accrued in 2008 on Mr. Cavalier’s plan account balance are provided above. Butler Wick does not make any contributions to Mr. Cavalier’s deferred account, and he has not received a withdrawal or distribution from his account as of the end of 2008. Pursuant to the terms and conditions of the plan and Mr. Cavalier’s elections under the Plan, the sale of Butler Wick & Co., Inc. to Stifel Financial Corp. entitled Mr. Cavalier to withdraw the deferred compensation from the plan.

Termination and Change in Control Payments

The discussion and table below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the specified event of termination of such executive’s employment. Notwithstanding the contractual provisions of the Employment Agreements, in accordance with applicable law and regulation and the Orders to Cease and Desist, the Company cannot pay any of the compensation discussed below without obtaining applicable regulatory approval. The amounts shown are estimates and assume a termination date of December 31, 2008. Amounts do not include compensation and benefits available generally to all of UCFC’s salaried employees on a non-discriminatory basis.

	Change of			Other
	Control	Death	Disability	Termination
	($)	($)	($)	($)

Douglas M. McKay
Base Amount	$1,145,529	$94,153	$156,922	$860,065
Bonus	—	—	—	—
Health Insurance	35,205	—	23,470	—
Life Insurance	76,530	—	51,020	—
Disability Insurance	25,548	—	17,032	—
Non-Compete	254,562	—	—	—

Total	$1,537,374	$94,153	$248,444	$860,065
Patrick W. Bevack
Base Amount	$769,656	$63,259	$105,432	$564,742
Bonus	—	—	—	—
Health Insurance	26,007	—	17,338	—
Life Insurance	3,366	—	2,244	—
Disability Insurance	3,285	—	2,190	—
Non-Compete	171,035	—	—	—

Total	$973,349	$63,259	$127,204	$564,742
James R. Reske
Base Amount	$540,000	$44,384	$73,973	$360,000
Bonus	—	—	—	—
Health Insurance	26,007	—	17,338	—
Life Insurance	2,424	—	1,616	—
Disability Insurance	2,310	—	1,540	—
Non-Compete	120,000	—	—	—

Total	$690,741	$44,384	$94,467	$360,000

Termination upon Change of Control.  Each of the Employment Agreements provides that the executive is entitled to certain benefits if his employment is terminated within one year before or after a change of control: (i) by his employer; or (ii) by the executive because his employment is materially adversely changed (including, for example, a material reduction in responsibilities, change of title, a requirement that the executive perform his functions more than 35 miles from his primary office location, or a non-company wide reduction in benefits). Any benefits to be received by the executives will be reduced to the maximum amount payable under Section 280G without penalty.

Under these circumstances, each of Messrs. McKay, Bevack and Reske are entitled to an amount equal to three times his “base amount” (as defined in Section 280G of the Internal Revenue Code) less $1.00, and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of the term of the Employment Agreement or the date on which he is included in another employer’s benefit plans as a full-time employee.

In addition, if Messrs. McKay, Bevack or Reske’s employment is terminated pursuant to a change of control, he is subject to a non-compete that prohibits him from engaging in the financial institutions business for a period of eight months in Mahoning, Trumbull or Columbiana Counties, Ohio, or any other geographic area in which Home Savings or UCFC is doing business. In exchange for this non-compete, he is entitled to receive an additional eight months of his base salary.

Under each of the Employment Agreements of Messrs. McKay, Bevack and Reske, “change of control” is defined as:

•	the acquisition of the power to vote more than 20% of the shares of Home Savings or UCFC;

•	the acquisition of the ability to control the election of a majority of the directors of Home Savings or UCFC;

•	such time when, during any period of three or less consecutive years, individuals who at the beginning of that period constituted the Board of Directors of Home Savings or UCFC cease to constitute at least a majority of the Board; provided that any person whose election as a director was approved by a vote of at least 2/3 of the directors then in office will be considered to have continued to be a director of Home Savings or UCFC;

•	the acquisition by any person or entity of control of Home Savings as defined in 12 C.F.R § 303.81(c); or

•	an event that would be required to be reported under Item 1(a) of Form 8-K or Item 6(e) of Schedule 14A.

Termination upon Death.  Upon Messrs. McKay, Bevack or Reske’s death, his estate is entitled to receive a continuation of his base salary for 90 days.

Termination upon Disability.  If any of Messrs. McKay, Bevack or Reske is unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, Home Savings can terminate the Employment Agreement. After the Employment Agreement is terminated, if the executive is eligible for long term disability benefits under Home Savings’ disability plan, then he will be entitled to continued coverage under health and life insurance plans for a period of two years.

Termination for Cause.  None of the executives are entitled to receive any benefits following termination for Cause. “Cause” is defined in the Employment Agreements as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities, willful violation of, law, rule or regulation (other than traffic violations or other minor offenses), or any final cease-and-desist order or material breach of the Employment Agreement.

Other Termination.  If the executive is terminated before the expiration of his Employment Agreement for any reason other than death, disability, Cause, or Change of Control, then he is entitled to receive the salary in effect at the time of termination until the expiration of the term of the Employment Agreement and continued coverage under all health and welfare benefit plans at the expense of the individual until the earlier of the expiration of the term or the date on which he is included in another employer’s benefit plans as a full-time employee. Messrs. McKay, Bevack and Reske also are entitled to receive a cash bonus equal to the cash bonus, if any, he received in the 12 month period prior to termination.

Compensation Committee Interlocks and Insider Participation

During 2008, Mrs. Atkinson and Messrs. Buoncore and Smith served on the UCFC Compensation Committee. None of these individuals is a current or former executive officer or employee of UCFC, Home Savings or Butler Wick or had a reportable business relationship with UCFC, Home Savings or Butler Wick.

Related Person Transactions

Home Savings makes loans to executive officers and directors of UCFC and its subsidiaries in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. All outstanding loans to executive officers and directors were made pursuant to such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments.

UCFC does not have any related person transactions as defined in Regulation S-K Item 404(a) and currently does not permit any such transactions. This policy is not evidenced in writing, but has been clearly communicated to the Board.

OWNERSHIP OF UCFC SHARES

The following table sets forth information about the only persons known to UCFC to own beneficially more than 5% of the outstanding UCFC common shares as of the Voting Record Date:

	Amount and Nature of		Percent of
Name and Address	Beneficial Ownership		Shares Outstanding

United Community Financial Corp.	3,626,615	(1)	11.7%
Employee Stock Ownership Plan 2321 Kochs Lane Quincy, IL 62301
Dimensional Fund Advisors, Inc.	2,501,384	(2)	8.1%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401

(1)	First Bankers Trust Services, Inc., as the Trustee for the United Community Financial Corp. Employee Stock Ownership Plan (the ESOP), has sole investment power over the ESOP shares. The Trustee may be deemed to have voting power over the 1,271,586 unallocated shares, although the ESOP provides that unallocated shares shall be voted by the Trustee in the same proportion as participants direct the voting of allocated ESOP shares.

(2)	Based on Schedule 13G, dated February 9, 2009, in which Dimensional Fund Advisors, Inc. reports sole voting power and sole dispositive power over all of the shares reported.

The following table sets forth information regarding the number of UCFC common shares beneficially owned by each director and Named Executive Officer as of the Voting Record Date:

	Amount and Nature of
	Beneficial Ownership
	Sole Voting or		Shared Voting or	Percent of
Name and Address(1)	Investment Power		Investment Power	Shares Outstanding

Eugenia C. Atkinson	21,128		0	*
Patrick W. Bevack	222,689	(2)	0	*
Richard J. Buoncore	6,166		0	*
Thomas J. Cavalier	78,014	(2)	0	*
Patrick A. Kelly	236,758	(2)	23,160	*
David G. Lodge	320,497	(2)	0	*
Douglas M. McKay	662,406	(2)	0	2.0
James R. Reske	10,956		0	*
Richard J. Schiraldi	7,646		0	*
Clarence R. Smith	32,015	(2)	7,234	*
David C. Sweet	1,220		0	*
Donald J. Varner	170,715		35,814
All directors and executive officers as a group (12 persons)	1,770,210	(2)	66,208	5.6

*	Less than one percent of the total outstanding.

(1)	Each of the persons listed in this table may be contacted at the address of UCFC.

(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the United Community Financial Corp. 1999 Plan and 2007 Plan: Mr. Bevack — 172,572; Mr. Cavalier — 31,034 (which expire on March 31, 2009); Mr. Lodge — 264,660; Mr. McKay — 525,073; and directors and executive officers as a group — 993,339. Also, includes the following number of shares that are pledged as security for a loan from a lender not affiliated with UCFC: Mr. Smith — 9,517.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UCFC’s executive officers and directors, and persons who own more than ten percent of UCFC’s common shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide UCFC with a copy of such form. Based on UCFC’s review of the copies of such forms it has received, UCFC believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing UCFC’s accounting and internal auditing functions and controls, as well as engaging an independent registered public accounting firm to audit UCFC’s financial statements and internal control over financial reporting. The Audit Committee has adopted a charter to set forth its responsibilities (the Charter).

As required by the Charter, the Audit Committee received and reviewed the report of Crowe Horwath regarding the results of their audit, as well as the written disclosures and the letter from Crowe Horwath required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of UCFC. A representative of Crowe Horwath also discussed with the Audit Committee the independence of Crowe Horwath from UCFC, as well as the matters required to be discussed by Statement of Auditing Standards 61, as may be amended from time to time. Discussions between the Audit Committee and the representative of Crowe Horwath, as well as written communications received from Crowe Horwath, included the following:

•	Crowe Horwath’s responsibilities in accordance with standards of the Public Company Accounting Oversight Board;

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	Management’s judgments and accounting estimates;

•	Whether there were any significant corrected or uncorrected audit adjustments;

•	Whether there were any disagreements with management;

•	Whether Crowe Horwath became aware of any consultation of UCFC’s management with other accountants;

•	Whether there were any major issues discussed with management prior to Crowe Horwath’s retention;

•	Whether Crowe Horwath encountered any difficulties in performing the audit ;

•	Crowe Horwath’s judgments about the quality of UCFC’s accounting principles;

•	Crowe Horwath’s responsibilities for information prepared by management that is included in documents containing audited financial statements; and

•	Other matters.

Based on its review of the financial statements and its discussions with management and the representative of Crowe Horwath, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008.

Richard J. Schiraldi, Chairman	Eugenia C. Atkinson	Richard J. Buoncore	David C. Sweet

SELECTION OF AUDITORS

The Audit Committee of the Board of Directors has selected Crowe Horwath as UCFC’s independent registered public accounting firm for the 2009 fiscal year. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Horwath, the selection of independent auditors may be reconsidered by the Audit Committee.

Management expects that a representative from Crowe Horwath will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

The Audit Committee is responsible for, among other things, engaging an accounting firm to audit UCFC’s financial statements and internal control over financial reporting. The independent accountants may not provide the non-audit services described in section 10A(g) of the Securities Exchange Act of 1934. The independent accountants may provide other non-audit services, including tax services, if, and only if, approved in advance by the Audit Committee. The Audit Committee may delegate to a subcommittee its authority to approve audit and non-audit services, provided that decisions of the subcommittee are presented to the full Audit Committee for action at its next meeting

The aggregate fees billed by Crowe Horwath to UCFC for the years ended December 31, 2008 and 2007 are shown in the table below. All services related to these fees were approved in advance by the Audit Committee.

	2008	2007

Audit Fees	$378,960	$396,145
Audit-Related Fees(1)	125,680	95,635
Tax Fees(2)	70,800	59,500
All Other Fees(3)	3,594	4,345

(1)	For 2008, includes fees for time incurred for the sale of Butler Wick & Co., Inc. For 2008 and 2007, includes fees for the audit of the 401(k) plan and ESOP and an engagement relative to management’s assertions relative to U.S. Department of Education reporting requirements for the student loan portfolio.

(2)	Includes fees for services related to the preparation of various federal, state and local income tax returns and various consulting services.

(3)	Includes fees for software licensing and maintenance agreements relating to management’s review and reporting on internal controls for compliance with Section 404 of the Sarbanes-Oxley Act.

PROPOSALS OF SHAREHOLDERS, COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND OTHER MATTERS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2010 Annual Meeting of Shareholders of UCFC should be sent to UCFC by certified mail and must be received by UCFC not later than November 19, 2009. In addition, if a shareholder intends to present a proposal at the 2010 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 9, 2010, then the proxies designated by the Board of Directors of UCFC for the 2010 Annual Meeting of Shareholders of UCFC may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Shareholders may send written communications to the Board of Directors or any of the directors c/o Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203. All communications will be compiled by the Secretary of UCFC and submitted to the Board of Directors or the individual directors.

Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Douglas M. McKay
Chairman of the Board and
Chief Executive Officer

Youngstown, Ohio
March 19, 2009

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
UNITED COMMUNITY FINANCIAL CORP.
UNITED COMMUNITY FINANCIAL CORP.
2009 ANNUAL MEETING OF SHAREHOLDERS
April 23, 2009
     The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Patrick W. Bevack and James R. Reske, or either of them, as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio , on April 23, 2009, at 10:00 a.m. Eastern Time (the “Annual Meeting“), all of the shares of UCFC which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:
1.	The re-election of two directors for terms expiring in 2012:

☐	FOR all nominees listed below (except as marked to the contrary below):	☐	WITHHOLD authority to vote for all nominees listed below:
Douglas M. McKay
Donald J. Varner
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

2.	The ratification of the selection of Crowe Horwath LLP, certified public accountants, as the auditors of UCFC for the current fiscal year.

☐	FOR	☐	AGAINST	☐	ABSTAIN
IMPORTANT: Please sign and date this Proxy on the reverse side.
3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” the nominees and the proposals listed above.
     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposals 1 and 2.
     All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement is hereby acknowledged.
     ☐ In order to accommodate all shareholders, please check if you plan on attending the Annual Meeting.
     Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.

Signature	Signature

Print or Type Name	Print or Type Name

Dated:	Dated:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.